EX‑35.1

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2013, by and among RBS COMMERCIAL FUNDING INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer, LNR PARTNERS, LLC, as General Special Servicer, NCB, FSB, as NCB Master Servicer, NCB, FSB, as Co-op Special Servicer, TRIMONT REAL ESTATE ADVISORS, INC., as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian, and U.S. BANK NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates WFRBS 2013-C13 (the "Agreement" ). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1 .        A review of the activities of the Master Servicer during the period from January 1, 2014 through December 31, 2014 (the “Reporting Period” ), and of its performance per the Agreement during such period has been made under my supervision, and

2 .        To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

                   /s/ Daniel Bober

Daniel Bober

Executive Vice P r esident

Wells Fa rgo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far